1. Issuer:  EMC Corporation (EMC 1.875%, June 1, 2018)

2. Underwriter From Whom Purchased:  Bank of America Merrill
Lynch

3. Affiliated Underwriter managing or participating in underwriting syndicate: J.P Morgan Securities LLC.

Other Members of the Underwriting Syndicate:  Citigroup
Global Markets Inc., J.P.Morgan Securities LLC, Merrill
Lynch, Pierce, Fenner & Smith Incorporated, Barclays
Capital Inc., Deutsche Bank Securities Inc., Goldman, Sachs
& Co., Morgan Stanley & Co. LLC, RBS Securities Inc., UBS
Securities LLC, Wells Fargo Securities, LLC, BMO Capital
Markets Corp., BNP Paribas Securities Corp., BNY Mellon
Capital Markets, LLC, Credit Suisse Securities (USA) LLC,
HSBC Securities (USA) Inc., ING Financial Markets, LLC, PNC
Capital Markets LLC, SC Americas Securities, LLC, U.S.
Bancorp Investments, Inc., Banca IMA S.p.A., Evercore Group
L.L.C., Jefferies LLC, KeyBanc Capital Markets Inc., Lloyds
Securities Inc., Mitsubishi UFJ Securities (USA), Inc.,
Mizuho Securities USA Inc., Needham & Company, LLC, Raymond
James & Associates, Inc., RBC Capital Markets, LLC,
Santander Investment Securities Inc., SMBC Nikko Capital
Markets Limited, The Williams Capital Group, L.P.

4. Aggregate Principal Amount of Purchase by the Fund, Other Investment Companies (Including Other Series of the Trust) Advised by the Adviser/Sub-Adviser and Other Accounts over which the Adviser/Sub-Adviser Has Investment Discretion:
$29,473,191

5. Purchase Price:  $99.943

6. Percentage of Issue:  1.18%

7. The security was (a) part of an issue registered under the Securities Act of 1933 which was being offered to the public; and (b) purchased prior to the end of the first day on which any sales were made, at a price that is not more than the price paid by each other purchaser of securities in that offering, or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering, for any rights to purchase that are required by law to be granted to existing security holders of the issuer).

8. The underwriting was a firm commitment underwriting.

9. The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period.

10. The issuer of the securities, and its predecessors, have been in continuous operation for not less than three years.

11. The Adviser/Sub-adviser of the Fund is a principal underwriter of the security, or an affiliated person of a principal underwriter of the security.

12. The amount of the securities purchased by the Fund, all investment companies (including other series of the Trust) advised by the Adviser/Sub-adviser and other accounts with respect to which the Adviser/Sub-adviser has investment discretion did not exceed 25% of the principal amount of the offering.

13. No Affiliated Underwriter of the purchasing Fund was a direct or indirect participant in or beneficiary of the sale.

14. Information has or will be timely supplied to the appropriate officer of the Trust for inclusion on SEC Form
N-SAR and quarterly reports to the Trustees.